Exhibit 99.1

Station Casinos, Inc. Increases Quarterly Cash Dividend by 40%

   LAS VEGAS--(BUSINESS WIRE)--March 29, 2004--Station Casinos, Inc. (NYSE:STN)("Station" or "the Company") today announced that its Board of Directors has declared a 40% increase in its quarterly cash dividend to $0.175 per share. The dividend is payable on June 4, 2004 to shareholders of record on May 14, 2004.
   "The decision to increase our dividend reflects confidence in our ability to generate significant, reliable cash flows over the long term," stated Glenn C. Christenson, executive vice president and chief financial officer.

   Company Information and Forward Looking Statements

   Station Casinos, Inc. is the leading provider of gaming and entertainment to the residents of Las Vegas, Nevada. Station's properties are regional entertainment destinations and include various amenities, including numerous restaurants, entertainment venues, movie theaters, bowling and convention/banquet space, as well as traditional casino gaming offerings such as video poker, slot machines, table games, bingo and race and sports wagering. Station owns and operates Palace Station Hotel & Casino, Boulder Station Hotel & Casino, Santa Fe Station Hotel & Casino, Wildfire Casino and Wild Wild West Gambling Hall & Hotel in Las Vegas, Nevada, Texas Station Gambling Hall & Hotel and Fiesta Rancho Casino Hotel in North Las Vegas, Nevada, and Sunset Station Hotel & Casino and Fiesta Henderson Casino Hotel in Henderson, Nevada. Station also owns a 50 percent interest in both Barley's Casino & Brewing Company and Green Valley Ranch Station Casino in Henderson, Nevada and a 6.7 percent interest in the Palms Casino Resort in Las Vegas, Nevada. In addition, Station manages the Thunder Valley Casino in Sacramento, California on behalf of the United Auburn Indian Community.

   This press release contains certain forward-looking statements with respect to the business, financial condition, results of operations, dispositions, acquisitions and expansion projects of the Company and its subsidiaries which involve risks and uncertainties including, but not limited to, financial market risks, the ability to maintain existing management, integration of acquisitions, competition within the gaming industry, the cyclical nature of the hotel business and gaming business, economic conditions, regulatory matters and litigation and other risks described in the filings of the Company with the Securities and Exchange Commission, including, but not limited to, the Company's Annual Report on Form 10-K for the year ended December 31, 2003, and its Registration Statement on Form S-4 File No. 333-66140.

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    CONTACT: Station Casinos, Inc.
             Glenn C. Christenson, 800-544-2411 or 702-367-2484
             Executive Vice President/Chief Financial Officer/ Chief Administrative Officer
             Thomas M. Friel, 800-544-2411 or 702-221-6793
             Vice President/Controller
             Lesley A. Pittman, 800-544-2411 or 702-367-2437
             Vice President of Corporate & Government Relations